As filed with the United States Securities and Exchange Commission on June 16, 2021.
Registration No. 333-254681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

APERTURE ACQUISITION CORP
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	6770 (Primary Standard Industrial Classification Code Number)	98-1582922 (I.R.S. Employer Identification No.)
Aperture Acquisition Corp
c/o Aperture Investment Advisors LLC
747 Third Avenue, 19th Floor
New York, NY 10017
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Lance West
Chief Executive Officer
Aperture Acquisition Corp
c/o Aperture Investment Advisors LLC
747 Third Avenue, 19th Floor
New York, NY 10017
(212) 970-2100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:
Raphael M. Russo, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 Tel: (212) 373-3000 Fax: (212) 757-3990	Gregg A. Noel, Esq. Maxim Mayer-Cesiano, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1400 Palo Alto, California 94301 Tel: (650) 470-4500 Fax: (650) 470-4570

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Units, each consisting of one Class A ordinary share, $0.0001 par value, and one-fourth of one redeemable warrant(2)	31,625,000 units	$10.00	$316,250,000	$34,503.00
Class A ordinary shares included as part of the units(3)	31,625,000 shares	—	—	—(4)
Redeemable warrants to acquire one Class A ordinary share included as part of the units(3)	7,906,250 warrants	—	—	—(4)
Total			$316,250,000	$34,503.00(5)

(1)
Estimated solely for the purpose of calculating the registration fees.

(2)
Includes 4,125,000 units, consisting of 4,125,000 Class A ordinary shares and 1,031,250 redeemable warrants, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)
Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be offered or issued to prevent dilution resulting from share sub-divisions, share dividends or similar transactions.

(4)
No fee pursuant to Rule 457(g).

(5)
The registrant previously paid $43,913.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
Aperture Acquisition Corp is filing this Amendment No. 2 (the “Amendment”) to its Registration Statement on Form S-1 (File No. 333- 254681) as an exhibits only filing to file Exhibits 4.4, 5.2 and 23.3 (included on Exhibit 5.2). Accordingly, this Amendment consists only of the facing page of the Registration Statement, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. The prospectus has not changed and has been omitted.

2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13.   Other Expenses of Issuance and Distribution.
The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:
SEC expenses	$34,503
FINRA expenses	47,938
Accounting fees and expenses	51,500
Legal fees and expenses	350,000
Stock exchange listing and filing fees	85,000
Travel and road show expenses	25,000
Director and officers liability insurance premiums(1)	800,000
Printing and related expenses	45,000
Miscellaneous expenses	336,059
Total	$1,775,000

(1)
This amount represents the approximate amount of annual director and officer liability insurance premiums the registrant anticipates paying following the completion of its initial public offering and until it completes a business combination.

Item 14.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, actual fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own willful default, willful neglect or actual fraud. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in our amended and restated memorandum and articles of association. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever (except to the extent they are entitled to funds from the trust account due to their ownership of public shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 15.   Recent Sales of Unregistered Securities.
On February 26, 2021, our sponsor paid $25,000 to cover certain of our offering and formation costs in consideration of 7,906,250 Class B ordinary shares, par value $0.0001 each. On May 26, 2021, our sponsor forfeited 2,156,250 Class B ordinary shares, resulting in our sponsor continuing to hold 7,906,250 Class B ordinary shares, or approximately $0.0036 per share (assuming the underwriters do not exercise the over-allotment option and the initial shareholders forfeit 1,031,250 Class B ordinary shares). Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. Prior to the launch of our initial public offering, our sponsor transferred 25,000 founder shares to each of Ms. McMurray, Mr. Morris and Ms. Yesil (or their respective designee(s)), resulting in our sponsor holding 7,831,250 founder shares.
Our sponsor is an accredited investor for purposes of Rule 501 of Regulation D. Each of the equity holders in our sponsor is an accredited investor under Rule 501 of Regulation D. The sole business of our sponsor is to act as the company’s sponsor in connection with this offering.
Our sponsor has committed, pursuant to a written agreement, to purchase an aggregate of 5,666,667 private placement warrants (or 6,216,667 private placement warrants if the underwriters’ over-allotment option is exercised in full), each exercisable to purchase one ordinary share at $11.50 per share, subject to adjustment, at a price of $1.50 per warrant ($8,500,000 in the aggregate or $9,325,000 if the underwriters’ over-allotment option is exercised in full), in a private placement that will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
An affiliate of Centerbridge Partners, L.P. has committed, pursuant to a forward purchase agreement, to purchase up to $400 million of units, with each unit consisting of one Class A ordinary share and one-fourth of one redeemable warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement that, if consummated, will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
An affiliate of Mr. Lance West has committed, pursuant to a forward purchase agreement, to purchase up to $5 million of units, with each unit consisting of one Class A ordinary share and one-fourth of one redeemable warrant to purchase one Class A ordinary share at $11.50 per share, subject to adjustment, for a purchase price of $10.00 per unit, in a private placement that, if consummated, will close simultaneously with the closing of this offering. This issuance will be made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
No underwriting discounts or commissions were paid with respect to such sales.
Item 16.   Exhibits and Financial Statement Schedules.
(a)
The Exhibit Index is incorporated herein by reference.

(b)
The financial statements and notes thereto beginning on page F-1 are incorporated herein by reference.

Item 17.   Undertakings.
(i)
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(ii)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(iii)
The undersigned registrant hereby undertakes that:

1.   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2.   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
Exhibit No.	Description
1.1**	Form of Underwriting Agreement.
3.1**	Memorandum and Articles of Association.
3.2**	Form of Amended and Restated Memorandum and Articles of Association.
4.1**	Specimen Unit Certificate.
4.2**	Specimen Class A Ordinary Share Certificate.
4.3**	Specimen Warrant Certificate.
4.4*	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1**	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.
5.2*	Opinion of Walkers, Cayman Islands Legal Counsel to the Registrant.
10.1**	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.2**	Form of Registration and Shareholder Rights Agreement among the Registrant, the Sponsor and the Holders signatory thereto.
10.3**	Form of Private Placement Warrants Purchase Agreement between the Registrant and the Sponsor.
10.4**	Form of Indemnity Agreement.
10.5**	Promissory Note, dated February 25, 2021, issued by the Registrant to the Sponsor.
10.6**	Securities Subscription Agreement, dated as of February 25, 2021, between the Registrant and the Sponsor.
10.7**	Form of Letter Agreement among the Registrant, the Sponsor and directors and officers of the Registrant.
10.8**	Form of Administrative Support Agreement by and among the Registrant, the Sponsor and Aperture Investment Advisors LLC.
10.9**	Form of Forward Purchase Agreement by and between the Registrant and the investor listed as a purchaser on the signature page thereof.
23.1**	Consent of Marcum LLP.
23.2**	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included on Exhibit 5.1).
23.3*	Consent of Walkers, Cayman Islands Legal Counsel to the Registrant (included on Exhibit 5.2).
24*	Power of Attorney (included on the signature page hereto).
99.1**	Consent of Lindsey McMurray.
99.2**	Consent of Hans Morris.
99.3**	Consent of Magdalena Yesil.
99.4**	Consent of Dan Osnoss.

*
Filed herewith.

**
Previously filed.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on the 16th day of June, 2021.
APERTURE ACQUISITION CORP
By:
/s/ Lance West

Name: Lance West
Title: Chief Executive Officer
KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Lance West and Jeffrey Gelfand, each acting alone, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-1 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lance West Lance West	Chief Executive Officer (Principal Executive Officer) and Director	June 16, 2021
/s/ Jeffrey Gelfand Jeffrey Gelfand	President, Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 16, 2021

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of Aperture Acquisition Corp, in the city of New York, State of New York, on the 16th day of June, 2021.
APERTURE ACQUISITION CORP
By:
/s/ Lance West

Name: Lance West
Title: Chief Executive Officer